Exhibit 4.10

OID PROMISSORY NOTE

PRINCIPAL AMOUNT: $500,000	ISSUE DATE: March 5, 2020
PURCHASE PRICE: $450,000
ORIGINAL ISSUE DISCOUNT: $50,000

FOR VALUE RECEIVED, the undersigned, SOVEREIGN PLASTICS, LLC, a Colorado limited liability company, having an address at 5000 Quorum Drive STE 400, Dallas, TX 75254 (the “Borrower”), hereby promises to pay to the order of MARK VANDERBEEK, a Canadian citizen, having an address at Unit 105 – Benton Street, Kitchener, Ontario, Canada N2G 3H6 (the “Lender”), the principal sum of

FIVE HUNDRED THOUSAND DOLLARS and 00/100 ($500,000.00)

Any amount of principal on this Note which is not paid on the or before the Maturity Date shall bear interest at the rate of fifteen percent (15%) per annum from the Maturity Date until the same is paid (“Default Interest Rate”). All such payments shall be made in lawful money of the United States of America to the Lender at the address shown above in immediately available funds.

In lieu of the accrual of interest on the outstanding principal amount hereof on any date prior to the Maturity Date, this Note carries an original issue discount of $50,000 (the “OID”) thus the purchase price of this Note shall be $450,000, computed as follow: $500,000 initial principal balance less the OID.

The occurrence of an Event of Default shall entitle the Lender to accelerate the entire indebtedness hereunder and to take such action as may be provided for in any other instrument or agreement evidencing and/or securing this Note.

The Borrower, for itself and its legal representatives, successors and assigns, to the extent it may lawfully do so, hereby expressly waives presentment, demand, protest, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under the homestead exemption laws, if any, any other exemption or insolvency laws, and consents that the Lender may release or surrender, exchange or substitute any real or personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby without in any way affecting the liability of the Borrower hereunder.

Notwithstanding anything to the contrary contained herein, in no event shall the amount of interest paid or agreed to be paid hereunder exceed the maximum amount of interest, which the Lender is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof shall require a payment exceeding such maximum amount, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if, from any circumstances, the Lender should ever receive as interest an amount which would exceed such maximum amount, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not the payment of interest.

No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies of the Lender hereunder are cumulative and not exclusive of any remedies provided by law or otherwise available to the Lender. This Note may not be amended, waived, discharged or terminated orally, but only by a statement in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

The Borrower agrees to pay on demand all reasonable costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel) incurred by the Lender in connection with preserving, enforcing or exercising any rights or remedies under this Note, whether or not legal action is instituted. Any fees, expenses or other charges which the Lender is entitled to receive from the Borrower hereunder shall constitute an obligation of the Borrower pursuant to this Note, and shall, to the extent actually paid by the Lender, bear interest until paid at the applicable rate set forth herein.

The Borrower irrevocably submits to the exclusive jurisdiction of any New York court or any federal court sitting within the State of New York over any suit, action or proceeding arising out of or relating to this Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH IT IS A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY MANNER ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower and Guarantors have caused this Note to be executed under their seal by duly authorized officers as of the date first above written.

Witness:	SOVEREIGN PLASTICS, LLC
A Colorado limited liability company

/s/ Khayal Algosaibi-Jones		By:	/s/ Daniel L. Hodges
Name:	Khayal Algosaibi-Jones		Name: Daniel L. Hodges
Its: Executive Chairman

COMSOVEREIGN HOLDING CORP., a Nevada corporation

By:	/s/ Daniel L. Hodges
Name: Daniel L. Hodges
Its: CEO & Chairman

GUARANTOR

By:	/s/ Daniel L. Hodges
Name: Daniel L. Hodges

AGREED: MARK VANDERBEEK
Lender

By:	/s/ Mark Vanderbeek
Name: Mark Vanderbeek

[Signature Page to Promissory Note dated March 5, 2020]

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